PRESS RELEASE August 12, 2013	For Immediate Release Contact: Shannon Zimmerman Chief Executive Officer/Chief Financial Officer email: szimmerman@sajan.com phone: 715-426-9505

Sajan, Inc. Announces Financial Results for

Second Quarter 2013

Achieves Record Revenue

RIVER FALLS, WI- August 12, 2013- Sajan, Inc., (SAJA.OB) a provider of global language services and translation management software, today reported financial results for the quarter ended June 30, 2013.

Revenues for the quarter ended June 30, 2013 were $6.1 million, which represented an increase of 11.3% over revenues for the quarter ended June 30, 2012 of $5.5 million. The Company reported net income for the second quarter of 2013 of approximately $147,000, or $0.01 per share, compared to a net loss of approximately $181,000, or $0.01 per share for the same quarter last year. Financial results included non-cash expense related to stock options of approximately $51,000, in the three months ended June 30, 2013 compared to approximately $50,000, in the three months ended June 30, 2012.

Revenues for the six months ended June 30, 2013 were $11.7 million, which represented an increase of 14.6% from revenues for the same period in 2012 of $10.2 million. Net income for the six months ended June 30, 2013 was approximately $163,000, or $0.01 per share, compared to net loss of approximately $970,000 or $0.06 per share for the same period last year. Financial results for the six months included non-cash expense related to stock options of approximately $100,000 in the six months ended June 30, 2013 compared to approximately $105,000 in the six months ended June 30, 2012.

“I am very pleased with the progress made during Q2. Not only were improvements made in nearly every financial category, we continue to see a positive response from the market to Transplicity. Additionally, our Business Development efforts are gaining momentum and Global Operations showed improved performance. Sajan’s innovative solution and progress such as this will serve to better position the company for even greater future success, “noted Sajan CEO, Shannon Zimmerman.

Conference Call Details

The company's investors will have the opportunity to listen to management's discussion of its business operations, financial results and growth strategies on a conference call at 10:30 a.m. (Central time) on August 12, 2013. The company invites all those interested to join the call by dialing 1-888-469-1336 and entering access code 7540313.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call and until 11:59 p.m. CT on August 19, 2013 by dialing 1-888-566-0617.

About Sajan

Sajan is a leading provider of global language translation and localization services, helping clients around the world expand seamlessly into any global market.  The foundation of our solution is our industry leading language translation management system technology – Transplicity – which provides process automation and innovative multilingual content reuse to provide schedule predictability, higher quality and cost efficiencies to our clients. By working closely with our clients, Sajan’s experienced team of localization professionals develop tailored solutions which provide flexibility to any large or small business who truly desire to “think globally, but act locally.” Based out of the United States, we also have offices in Ireland, Spain and Singapore. Sajan is publicly traded under the symbol SAJA. Learn more about Sajan at www.sajan.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company's Annual Report on Form 10-K, its Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission, the Company's press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words "aim," "believe," "expect," "anticipate," "intend," "estimate" and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to those set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on March 29, 2013, under the heading "Item 1A. Risk Factors".  The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Sajan, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Revenues	$6,133,008	$5,512,768	$11,657,210	$10,176,499
Operating Costs:
Cost of revenues (exclusive of depreciation and amortization)	3,743,441	3,522,062	7,156,187	6,643,827
Sales and marketing	833,593	640,210	1,573,674	1,242,772
Research and development	205,393	319,080	368,784	765,806
General and administrative	943,775	984,009	1,893,526	1,950,219
Loss on subsidiary closure	-	-	-	80,113
Depreciation and amortization	222,761	183,319	428,667	404,235
Income (loss) from Operations	184,045	(135,912)	236,372	(910,473)
Other income (expense), net	(30,669)	(44,772)	(53,976)	(59,812)
Income (loss) before income taxes	153,376	(180,684)	182,396	(970,285)
Income tax (expense) benefit	(5,926)	-	(19,273)	-
Net income (loss)	$147,450	$(180,684)	$163,123	$(970,285)
Income (loss) per common share – basic & diluted	$0.01	$(0.01)	$0.01	$(0.06)
Weighted average shares outstanding – basic	16,268,393	16,185,804	16,268,393	16,182,426
Weighted average shares outstanding – diluted	16,308,220	16,185,804	16,308,220	16,182,426

Sajan, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2013 (Unaudited)	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$945,052	$892,939
Accounts receivable, net of allowance of $15,000	4,001,815	3,192,337
Unbilled services	1,137,283	1,015,429
Other current assets	685,812	492,854
Total current assets	6,769,962	5,593,559
Property and equipment, net	1,022,938	805,284
Other assets, net	981,730	897,534
Total assets	$8,774,630	$7,296,377
Liabilities and Stockholders' Equity
Current liabilities
Accounts payables	$2,547,709	$2,501,772
Line of credit	400,000	400,000
Other current liabilities	2,523,679	1,434,229
Total current liabilities	5,471,388	4,336,001
Long-term liabilities	872,540	757,549
Total liabilities	6,343,928	5,093,550
Stockholders' equity	2,430,702	2,202,827
Total liabilities and stockholders' equity	$8,374,630	$7,296,377